EXHIBIT 8.1

May 30, 2007	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
Westpac Securitisation Management Pty Limited	www.mayerbrownrowe.com
Level 20, 275 Kent Street
Sydney, New South Wales 2000
Australia

Re:	Tax Opinion Westpac Securitisation Management Pty Limited

Series 2007-1G WST Trust

Ladies and Gentlemen:

We have advised Westpac Securitisation Management Pty Limited (the “Registrant”) with respect to certain federal income tax aspects of the issuance of Series 2007-1G WST Trust Mortgage Backed Floating Rate Notes, Class A2a Notes (the “Offered Notes”), which will be issued by J.P. Morgan Trust Australia Limited, in its capacity as trustee of the Series 2007-1G WST Trust (in such capacity, the “Issuer Trustee”) pursuant to the terms of the Master Trust Deed dated February 14, 1997, the Security Trust Deed, dated May 23, 2007, and the Series Notice (as amended by the Amendment Deed), Note Trust Deed and Agency Agreement, each dated on or about May 29, 2007, as more particularly described in the prospectus, dated May 14, 2007 (the “Base Prospectus”), and the prospectus supplement, dated May 24, 2007 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File No. 333-140399) as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 2, 2007, and declared effective on May 14, 2007 (the “Registration Statement”). Capitalized terms used but not defined herein have the meanings specified in the Prospectus.

The descriptions of selected federal income tax consequences to holders of the Offered Notes that appear under the headings “United States Federal Income Tax Matters” in each of the Base Prospectus and in the Prospectus Supplement do not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion such descriptions are accurate in all material respects to the extent it relates to matters of law or legal conclusions with respect thereto. In addition, we adopt and confirm the statements in the description identified as the opinion of special United States federal tax counsel.

Berlin Brussels Charlotte Chicago Cologne Frankfurt Hong Kong Houston London Los Angeles New York Palo Alto Paris Washington, D.C.

Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Westpac Securitisation Management Pty Limited.

May 30, 2007

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion set forth above. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP

REN/ADH